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EXHIBIT 10.29

EMPLOYMENT AGREEMENT OF BRUCE MYERS

    This employment agreement (the "Agreement") is made and entered into as of October 10, 2001 (the "Effective Date"), by and between Pharmacopeia, Inc., (hereinafter the "Company"), and Bruce C. Myers (hereinafter "Mr. Myers").

RECITALS

    WHEREAS, Mr. Myers has been employed by the Company since December 1998, most recently in the capacity of Executive Vice President and Chief Financial Officer;

    WHEREAS, the Company desires to continue to employ Mr. Myers in the capacity of Executive Vice President and Chief Financial Officer on the terms set forth in this Agreement;

    WHEREAS, Mr. Myers desires to continue to render services in the capacity of Executive Vice President and Chief Financial Officer on the terms set forth in this Agreement;

    NOW, THEREFORE, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

    1.  Employment.

      a.  The Company agrees to employ Mr. Myers as Executive Vice President and Chief Financial Officer upon the terms and conditions set forth in this Agreement. Mr. Myers will be based in San Diego, California, and will report to the Company's Chief Executive Officer.

      b.  Mr. Myers's duties, powers and responsibilities as Chief Financial Officer shall be those which are customary for such position, as may be determined from time to time by the Board of Directors of the Company ("the Board") and the Chief Executive Officer. Mr. Myers agrees to perform and discharge such duties well and faithfully and to be subject to the supervision and direction of the Board and of the Chief Executive Officer.

      c.  The position of Executive Vice President and Chief Financial Officer is a full-time position. Mr Myers agrees to devote Mr. Myers' full time effort, attention, and energies to this position. Mr. Myers will not render any professional services or engage in any activity that might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company. Mr. Myers agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.

    2.  Term.  Mr. Myers' employment hereunder shall commence on the Effective Date and shall continue until terminated in accordance with Section 4 of this Agreement.

    3.  Compensation.

      a.  For Mr. Myers' services under this Agreement as Executive Vice President and Chief Financial Officer, Mr. Myers will be paid by the Company an initial base salary of $275,000.00 per year ("Base Salary"), to be paid semi-monthly at the rate of $11,458.34 less normally applicable payroll deductions.

      b.  Mr. Myers shall participate in the Company's Management Incentive Plan, which provides for an annual bonus, upon the achievement of a combination of individual and corporate goals, as determined in accordance with the Company's existing compensation policy, or such other amount as the Board shall establish. Such amount payable to Mr. Myers under the bonus program shall be referred to herein as the "Incentive Bonus." Incentive Bonuses for any year will be paid no later than March 31 of the following year, provided Mr. Myers is employed or is receiving severance payments on that date.

      c.  From time to time, Mr. Myers may be granted the option to purchase Company stock under the terms of the Company's 1994 Incentive Stock Option Plan, or similar employee stock option plans in effect from time to time. Such stock option grants shall be subject to the terms of the applicable stock options plan(s) then in effect.

    4.  Termination.  Mr. Myers' employment as Executive Vice President and Chief Financial Officer is AT-WILL and may be terminated at any time for any reason. In the event of termination of Mr. Myers' employment, the Company shall have no liability to Mr. Myers for compensation or benefits except as specified in this Section 4 or as required by the Company's benefits policy.

      a.  Involuntary Termination Without Cause.  Except as otherwise provided in this Section 4, if Mr. Myers employment is terminated involuntarily by the Company, without Cause as defined in Section 4(c), the Company shall: (1) pay Mr. Myers all compensation and benefits accrued, but unpaid, up to the date of termination and (2) continue to pay Mr. Myers each month, for a period of twelve (12) months, an amount equal to one twelfth (1/12) of Mr. Myers' annual Base Salary in effect as of the date of termination. These payments shall continue for twelve (12) months or until the date Mr. Myers accepts comparable employment (defined as receiving total compensation equal to at least seventy-five percent (75%) of Mr. Myers' final total compensation from the Company), whether as an employee, consultant, partner, independent contractor or in any other capacity with another business entity, whichever first occurs. Mr. Myers' Incentive Bonus for the calendar year in which Mr. Myers' employment is terminated shall be paid on a pro rata basis, based on the percentage of target bonuses set by the Company's Board of Directors. The Company will maintain Mr. Myers' group medical and dental coverage during the period Mr. Myers is receiving payments under this Section 4(a).

      b.  Change of Control Termination.  In the event that Mr. Myers' employment with the Company is terminated because of a consolidation, merger, reorganization, or sale of all, or substantially all, of the assets or capital stock of the Company or other business combination in which the Company is not the surviving entity (a "Change of Control") and Mr. Myers is not offered employment is San Diego by the acquiring corporation in a comparable position, at a comparable compensation, or is relieved of responsibilities without Cause as defined by Section 4(c), at any time within a period commencing two months before and ending six months after a Change of Control, then the Company or the acquiring corporation, as the case may be shall: (1) pay Mr. Myers all compensation and benefit accrued, but unpaid, up to the date of termination and (2) continue to pay Mr. Myers each month, for a period of twelve (12) months, an amount equal to one twelfth (1/12) of Mr. Myers' annual Base Salary in effect as of the date of termination. These payments shall continue for twelve (12) months or until the date Mr. Myers accepts comparable employment (defined as receiving total compensation equal to at least seventy-five percent (75%) of Mr. Myers' final total compensation from the Company), whether as an employee, consultant, partner, independent contractor or in any other capacity with another business entity, whichever first occurs. Mr. Myers' Incentive Bonus for the calendar year in which Mr. Myers's employment is terminated shall be paid on a pro rata basis, based on the percentage of target bonuses set by the Company's Board of Directors. The Company will maintain Mr. Myers' group medical and dental coverage during the period Mr. Myers is receiving payments under this Section 4(b). Any unvested stock options which were granted to Mr. Myers under the terms of the Company's 1994 Incentive Stock Option Plan or during the term of this Agreement shall immediately vest upon the date of termination of Mr. Myers' employment or relief or responsibilities. The expiration date of the exercise period for such options shall be the earlier of: i) thirty (30) days following the date of the final payment made pursuant to this Section 4(b), or ii) the tenth (10th) anniversary of the date of grant. All vested options shall be exercisable pursuant to the terms of the stock option agreement(s) under which the options were granted.

      If Mr. Myers is offered employment in San Diego by the acquiring corporation in a comparable position, and at a comparable compensation, neither the Company nor the acquiring corporation shall be obligated to provide the severance payment and other benefits as described in this Section. Anything contained in this section to the contrary notwithstanding, Mr. Myers shall not be entitled to any severance or other termination benefit if Mr. Myers has either i) terminated such employment voluntarily; or ii) been terminated by the Company or any acquiring corporation for Cause pursuant to Section 4(c).

      c.  Termination for Cause.  Mr. Myers' employment may be terminated for Cause at any time upon delivery of written notice to Mr. Myers. "Cause" means the occurence of any of the following events: (i) any gross failure on the part of Mr. Myers to faithfully and professionally carry out Mr. Myers' duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (ii) Mr. Myers' dishonesty (which shall include without limitation any misuse or misappropriation of the Company's assets), or other willful misconduct (including without limitation any conduct on the part of Mr. Myers intended to or likely to injure the business of the Company); (iii) Mr. Myers' conviction for any felony or for any other crime involving moral turpitude. whether or not relating to Mr. Myers' employment; (iv) Mr. Myers' insobriety or use of drugs, chemicals or controlled substances either (A) in the course of performing Mr. Myers' duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Mr. Myers to perform the same; (v) Mr. Myers' failure to comply with a lawful written direction of the Company; or (vi) any wanton or willful dereliction of duties by Mr. Myers. The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

      d.  Voluntary Resignation.  Except as otherwise provided in Section 4(e) hereof, in the event that Mr. Myers shall voluntarily resign as Executive Vice President and Chief Financial Officer and provide the Company's Chief Executive officer with ninety (90) days' advance written notice of Mr. Myers' intention to resign voluntarily, then Mr. Myers shall be entitled to receive a pro rata Incentive Bonus for the calendar year in which the resignation becomes effective. Following the effective date of Mr. Myers' resignation, the Company shall be relieved of all other obligations to pay compensation to Mr. Myers, except that the Company shall immediately pay Mr. Myers all accrued, but unpaid, Base Salary and any other unpaid expenses or expense reimbursement.

      e.  Early Termination.  If, either (i) on or before December 31, 2001, Mr. Myers' employment is terminated involuntarily by the Company, without Cause, as defined in Section 4(e), or (ii) on December 31, 2001, Mr. Myers provides the Company with written notice of his intent to voluntarily terminate this Agreement effective sixty (60) days following the date of notice, Mr. Myers shall receive the benefits set forth in Section 4(a), provided, however, that the Company's obligation to make payments shall continue for twelve (12) months notwithstanding Mr. Myers' subsequent employment status. In addition, those unvested stock options that were granted to Mr. Myers pursuant to the Stock Option Agreements dated December 7, 1998 and May 28, 1999 shall immediately vest upon the date of termination of Mr. Myers' employment. The expiration date of the exercise period for such options shall be the earlier of: (i) thirty (30) days following the date of the final payment made pursuant to this Section 4(e), or (ii) the tenth (10th) anniversary of the date of grant. All vested options shall be exercisable pursuant to the terms of the stock option agreements under which the options were granted. In addition, Mr. Myers shall be entitled to receive payment for his 2001 Incentive Bonus in an amount which shall be calculated using a percentage in no event less than the average of the percentages used by the Board of Directors in calculating the 2001 incentive bonus for Michael Stapleton, Joseph Mollica, and Stephen Spearman.

      f.  Disability.  If Mr. Myers becomes disabled for more than one hundred eighty (180) days in any twelve (12) month period, the Company shall have the right to terminate Mr. Myers' employment without further liability upon written notice to Mr. Myers. Mr. Myers shall be deemed disabled for purposes of this Agreement either (i) if Mr. Myers is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and at the time in effect, or (ii) if in the exercise of the Company's reasonable judgment, due to accident, mental or physical illness, or any other reason, Mr. Myers cannot perform Mr. Myers' duties. In the event the Company shall terminate Mr. Myers due to disability, as described above, Mr. Myers shall be entitled to receive the benefits set forth in Section 4(a), reduced by the amount of any disability plan or insurance benefit paid.

      g.  Death.  In the event of the death of Mr. Myers, this Agreement shall automatically terminate and any obligation to continue to pay compensation and benefits shall cease as of the date of death.

      h.  Deductibility of Payments.  It is the intention of Mr. Myers and of the Company that no payments by the Company to or for the benefit of Mr. Myers under this Agreement or any other agreement or plan, if any, pursuant to which Mr. Myers is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), relating to parachute payments or any like statutory or regulatory provision. Accordingly, and not withstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Mr. Myers, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of the said Section 280G or any like statutory or regulatory provisions. To the extent that there is more than one method of reducing the payments to bring them within the limitation said Sections 280G or any like statutory or regulatory provision, Mr. Myers shall determine which method shall be followed; provided if Mr. Myers fails to make sure determination within forty-five (45) days after the Company has given the notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

    5.  Vacation and Holiday.  Mr. Myers shall entitled vacation each year, in accordance with the Company's standard vacation policy, and to those holidays observed by the Company. As an essential employee of the Company, Mr. Myers shall schedule vacation and holiday observances so as not to interfere with the performance of Mr. Myers' duties as Executive Vice President and Chief Financial Officer.

    6.  Health Insurance; Life Insurance; Other Fringe Benefits.  Mr. Myers shall be entitled the benefit of such group medical, accident and long-term disability insurance as the Company shall make available from time to time to its executive employees.

    7.  Professional Expenses.  Mr. Myers will be reimbursed in accordance with the Company's policy and procedure for the reasonable costs of properly documented professional and business related travel expenses required in the course of Mr. Myers' employment. The Company will also pay for appropriate professional dues and memberships, which must be approved in advance by the Company.

    8.  Taxes.  Mr. Myers will be responsible for the payment of any tax liability incurred as a result of this Agreement. The Company may withhold tax on any payments or benefits provided to Mr. Myers as required by law or regulation.

    9.  Confidential Information.  Except as reasonably necessary to perform Mr. Myers' duties as Executive Vice President and Chief Financial Officer, Mr. Myers agrees not to reveal to any other person or entity or use for Mr. Myers' own benefit any confidential information of or about the Company or its operations, both during and after Mr. Myers' employment under this Agreement, including without limitation marketing plans, financial information, key personnel, employees' capabilities, salaries and benefits, customer lists, pricing and cost structures, operation methods and any other information not available to the public, without the Company's prior written consent. Mr. Myers also agrees to execute the Company's Invention and Non-Disclosure Agreement that is attached hereto and made a part hereof.

    10.  Non-Competition.  Mr. Myers shall not, during the course of Mr. Myers' employment with the Company or for a period of twelve (12) months thereafter, directly or indirectly:

      a.  Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding any of the foregoing, Mr. Myers may make solely passive investments in any Competing Entity the common stock of which is "publicly held" and of which Mr. Myers shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership of such Competing Entity;

      b.  solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so;

      c.  cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

      d.  solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

      The Company's obligation to make payments pursuant to Section 4 above shall terminate in the event that, and at such time as, Mr. Myers is in breach of any of Mr. Myers' obligations and covenants set forth in this Section 10. For purposes of this Section, the term "Competing Entity" shall mean any entity which is presently or hereafter engaged in the business (i) of providing to third parties products or services for pre-clinical drug discovery or chemical development which (x) include the outlicensing of small molecule libraries, the undertaking of drug candidate screening, and/or related optimization activities, or (y) utilize combinatorial chemistry or high-throughput screening technologies in offering pre-clinical drug discovery services; (ii) of developing, marketing or selling software programs which use molecular simulation or analysis to predict chemical or biological activities; (iii) of developing, marketing or selling software programs that store, manage or analyze chemical or biological information; or (iv) which is otherwise directly competitive to a business conducted by the Company as of the date of termination. The term "Territory" shall mean North America, Europe and Japan. Notwithstanding anything in the above to the contrary, Mr. Myers may engage in the activities set forth in Section 10(a) hereof with the prior written consent of the Company, which consent shall not be unreasonably withheld. In determining whether a specific activity by Mr. Myers for a Competing Entity shall be permitted, the Company will consider, among other things, the nature and scope of (i) the duties to be performed by Mr. Myers; and (ii) the business activities of the Competing Entity at the time of Mr. Myers' proposed engagement by such entity.

      Mr. Myers acknowledges and agrees that the covenants set forth in this Section are reasonable and necessary in all respects for the protection of the Company's legitimate business interests (including without limitation the Company's confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company's net worth and in which the Company has a property interest). Mr. Myers acknowledges and agrees that, in the event that Mr. Myers breaches any of the covenants set forth in this Section, the Company shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law. If any covenant set forth in this Section 10 is deemed invalid or unenforceable for any reason, it is the Parties' intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects. In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties' intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

    11.  Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Section 10 of this Agreement), arising under or relating to this Agreement or any dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association's then-in-effect National Rules for the Resolution of Employment Disputes (hereafter "Rules"). The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and, unless expressly required by law, each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Princeton; New Jersey, San Diego, California, or at such other location as mutually agreed by the Parties. Any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Southern District of California. The parties consent to the jurisdiction of (and the laying of venue in) such court.

    12.  Waiver.  The waiver by the Company of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Mr. Myers of any provision of the Agreement.

    13.  Severability.  In the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect, and any such section, paragraph, or term shall be deemed modified to the extent to make it enforceable.

    14.  Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, and the heirs, executors or personal representatives of Mr. Myers. This Agreement may not be assigned by Mr. Myers. This Agreement may be assigned to any successor in interest to the Company and Mr. Myers hereby consents to such assignment.

    15.  Entire Agreement; Amendments.  This Agreement, including the recitals (which are a part hereof), together with the applicable bylaws and policies of the Company, constitutes the entire Agreement between the parties hereto and there are no other understandings, agreements or representations, expressed or implied. This Agreement supercedes any and all prior or contemporaneous agreements, oral or written, concerning Mr. Myers' employment and compensation. This Agreement may be amended only in writing signed by Mr. Myers and the Chief Executive Officer or Vice President of Human Resources.

    16.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

    Detailed this 10th day of October 2001.

PHARMACOPEIA, INC.
BY:	/s/ JOSEPH A. MOLLICA Joseph A. Mollica Chief Executive Officer
/s/ BRUCE C. MYERS Bruce C. Myers

QuickLinks

  EXHIBIT 10.29
EMPLOYMENT AGREEMENT OF BRUCE MYERS
RECITALS